Exhibit 4.5

FIRST CITIZENS BANCORPORATION, INC.

FLOATING RATE JUNIOR SUBORDINATED

DEFERRABLE INTEREST DEBENTURES

DUE JUNE 15, 2034

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered, sold, pledged or otherwise transferred except (A) by any initial investor that is not a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (1) to a person whom the transferor reasonably believes is a qualified institutional buyer purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, or (2) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (B) by an initial investor that is a qualified institutional buyer or by any subsequent investor, as set forth in (A) above and, in addition, to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act and, in each case, in accordance with any applicable securities laws of the states and other jurisdictions of the United States. The holder of this security agrees that it will comply with the foregoing restrictions. Securities owned by an initial investor that is not a qualified institutional buyer may not be held in global form and may not be transferred without certification that the transfer complies with the foregoing restrictions, as provided in the Indenture referred to below. No representation can be made as to the availability of the exemption provided by Rule 144 for resales of these securities.

No. R-	$

FIRST CITIZENS BANCORPORATION, INC., a South Carolina corporation (hereinafter called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Property Trustee for FCB/SC CAPITAL TRUST II, or its registered assigns, the principal sum of                          DOLLARS ($                ) on June 15, 2034, or such other principal amount represented hereby as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Indenture. The Company further promises to pay interest on said principal from May 7, 2004, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 15, June 15, September 15 and December 15 of each year (each such date being an “Interest Payment Date”), commencing on September 15, 2004, at the floating rate of the then applicable LIBOR plus 2.25% per annum, together with Additional Sums, if any, as provided in Section 10.6 of the Indenture, until the principal hereof is paid or duly provided for or made available for payment; provided that any overdue principal, premium or Additional Sums and any overdue installment of interest shall bear Additional Interest at the floating rate of the then applicable LIBOR plus 2.25% per annum (to the extent that the payment of such interest shall be legally enforceable), compounded quarterly, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The rate of interest will be reset quarterly on the first day of each Interest Reset Period and will be equal to the then applicable LIBOR plus 2.25% per annum, as determined by Deutsche Bank Trust Company Americas as the Calculation Agent. The amount of interest payable for any period less than a full interest period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period shall be computed by dividing the applicable rate per annum by four. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the first day of the month in which such Interest Payment Date occurs (whether or not a Business Day). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date) or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right, at any time during the term of this Security, from time to time to defer the payment of interest on this Security for up to 20 consecutive quarterly interest payment periods with respect to each deferral period (each an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid including Additional Interest, as provided below; provided, however; that no Extension Period shall extend beyond the Stated Maturity of the principal of this Security as then in effect, and no such Extension Period may end on a date other than an Interest Payment Date; and provided, further; however, that, during any such Extension Period the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to this Security (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a Subsidiary of the Company) for any class or series of the Company’s capital stock or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock, (c) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any Rights Plan, or the issuance of rights, stock or other property under any Rights Plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period shall exceed 20 consecutive quarterly interest payment periods, extend beyond the Stated Maturity of the principal of this Security or end on a date other than an Interest Payment Date. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof, but each installment of interest that would otherwise have been due and payable during such Extension Period shall bear Additional Interest (to the extent that the payment of such interest shall be legally enforceable) at the floating rate of the then applicable LIBOR plus 2.25% per annum, compounded quarterly and calculated as set forth in the first paragraph of this Security, from the date on which such amounts would otherwise have been due and payable until paid or made available for payment. The Company shall give the Holder of this Security and the Trustee notice of its election to begin any Extension Period at least one Business Day prior to the next succeeding Interest Payment Date on which interest on this Security would be payable but for such deferral or, so long as such securities are held by FCB/SC Capital Trust II (the “Issuer Trust”), at least one Business Day prior to the earlier of (i) the next succeeding date on which Distributions on the Preferred Securities of such Issuer Trust would be payable but for such deferral, and (ii) the record date for determining the holders of such Preferred Securities entitled to such Distributions on the Preferred Securities.

All percentages resulting from the foregoing calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% being rounded to 9.87655%), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however; that, at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register, or (ii) if to a Holder of $1,000,000 or more in aggregate principal amount of this Security, by wire transfer in immediately available funds upon written request to the Trustee not later than 15 calendar days prior to the date on which the interest is payable.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the

Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

FIRST CITIZENS
BANCORPORATION, INC.
[SEAL]

By:
Craig L. Nix
Attest:	Executive Vice President and Chief Financial Officer

Secretary

This is one of the Securities of the Floating Rate Junior Subordinated Deferrable Interest Debentures series designated therein referred to in the within-mentioned Indenture.

Dated: May 7, 2004	DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

By:
Authorized Signatory

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of May 7, 2004 (herein called the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the Floating Rate Junior Subordinated Deferrable Interest Debentures maturing on June 15, 2034 (the “Junior Subordinated Debentures”) series designated herein, limited in aggregate principal amount to $51,547,000.

All terms used in this Security that are defined in the Indenture, or in the Amended and Restated Trust Agreement, dated as of May 7, 2004 (as modified, amended or supplemented from time to time, the “Trust Agreement”), relating to FCB/SC Capital Trust II (the “Issuer Trust”) among the Company, as Depositor, the Trustees named therein, the Administrators named therein and the Holders from time to time of the Trust Securities issued pursuant thereto, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

The Company has the right to redeem this Security (i) on or after June 15, 2009, in whole at any time or in part from time to time, or (ii) in whole (but not in part), at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event, or Capital Treatment Event, in each case at the Redemption Price described below, and subject to possible regulatory approval.

The Redemption Price in the case of a redemption under (i) or (ii) in the preceding paragraph shall equal the principal amount hereof (or portion thereof to be redeemed in a partial redemption), together with accrued interest (including Additional Interest) to but excluding the date fixed for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Securities may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest (including Additional Interest) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series, of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $100,000 and any integral multiples of $1,000 in excess thereof. Securities or portions thereof may be transferred or exchanged only in principal amounts of not less than $100,000. Any transfer, exchange or other disposition of Securities in contravention of Section 3.6(b)(v) of the Indenture shall be deemed to be void and of no legal effect whatsoever, any such transferee shall be deemed not to be the Holder or owner of any beneficial interest in such Securities for any purpose, including but not limited to the receipt of interest payable on such Securities, and such transferee shall be deemed to have no interest whatsoever in such Securities. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of and any Person that acquires a beneficial interest in, this Security agrees that for United States Federal, state and local tax purposes it is intended that this Security constitute indebtedness.

In no event shall the interest rate hereunder be higher than the maximum rate permitted by New York law as the same shall be modified by United States law of general application.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS.

THIS SECURITY IS A DIRECT AND UNSECURED OBLIGATION OF THE COMPANY, DOES NOT EVIDENCE DEPOSITS AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.